Exhibit 99.1

COHU, INC. 12367 CROSTHWAITE CIRCLE POWAY, CA 92064 FAX (858) 848-8185 PHONE (858) 858-8100 www.cohu.com

Cohu Completes Acquisition of Ismeca

POWAY, CA. January 2, 2013 – Cohu, Inc. (NASDAQ: COHU) today announced the completion of its previously disclosed acquisition of Ismeca Semiconductor Holding SA. Ismeca, with headquarters in La Chaux-de-Fonds, Switzerland and major operations in Malacca, Malaysia and Suzhou, China, designs, manufactures and sells turret-based test handling and back-end finishing equipment for ICs, LEDs and discrete components. Ismeca’s unaudited sales for the twelve months ended June 2012 were approximately $84 million. The purchase price was $54.5 million plus acquired cash and was funded out of Cohu’s existing cash reserves.

About Cohu:

Cohu is a supplier of test handling, burn-in, thermal subsystems and MEMS test solutions used by the global semiconductor industry as well as a supplier of microwave communications and video equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones - Investor Relations (858) 848-8106.